Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

FOR AND IN CONSIDERATION OF the mutual acts and promises which follow, the sufficiency of which are hereby acknowledged, Ravinder S. Dhat (hereinafter “Mr. Dhat”) agrees with Endeavor IP, Inc. (hereinafter “Endeavor IP”) as follows:

1.           Mr. Dhat hereby irrevocably and unconditionally resigns (i) his employment and all positions he holds as an officer or employee of Endeavor IP or any of its subsidiaries (including, for the avoidance of doubt, his position as the Chief Executive Officer of Endeavor IP) and (ii) his position as Chairman of the Board of Directors of Endeavor IP (the “Board of Directors”).  Each resignation pursuant to this Paragraph shall be effective January 23, 2015 (“Separation Date”).

2.           Mr. Dhat agrees that notwithstanding his resignation as the Chairman of the Board of Directors, he will remain a member of the Board of Directors as a director until such time as Endeavor IP notifies Mr. Dhat that Endeavor IP has identified a person to replace Mr. Dhat on the Board of Directors.  Mr. Dhat hereby irrevocably and unconditionally consents and agrees to resign from his position as a director on the Board of Directors effective as of such time as Mr. Dhat receives written notice from Endeavor IP that a replacement director has been identified.  During such time as Mr. Dhat remains a director of Endeavor IP, Mr. Dhat’s compensation as a director will be commensurate with the compensation of the other members of the Board of Directors.

3.           Mr. Dhat will be entitled to severance as set forth in this Paragraph.

(a)
In the event of (x) a sale, directly or indirectly, in a transaction or series of transactions of any of Endeavor IP’s patents and/or patent portfolios (the “Patents”), which sale is consummated prior to June 23, 2015, or (y) the execution prior to June 23, 2015 by Endeavor IP and any potential purchaser of the Patents of one or more letters of intent relating to a sale of the Patents, which sale is consummated at any time thereafter, Mr. Dhat will be entitled to receive 20% of the proceeds of such sale (such proceeds shall be in the same form of consideration as received by Endeavor IP); provided that in calculating the amount of proceeds of such sale for purposes of this Paragraph, any amount of such proceeds that Endeavor IP is required upon the advice of its counsel or auditors to hold in reserve shall be deducted from the proceeds of such sale.  For clarity, (i) to the extent that any proceeds of such sale are placed in escrow or are subject to any contingency, Mr. Dhat will be entitled to receive 20% of such proceeds only at such time as such proceeds are released or paid to Endeavor IP, (ii) to the extent that there is any post-closing decrease in the proceeds received by Endeavor IP in such sale (whether the decrease occurs as a result of indemnification payments or otherwise), Mr. Dhat shall be required to reimburse Endeavor IP an amount equal to 20% of the amount of such decrease in proceeds received by Endeavor IP (such proceeds shall be in the same form of consideration as received by Mr. Dhat), and (iii) all payments owing to Endeavor IP or Mr. Dhat, as applicable, pursuant to this Paragraph shall be made within five (5) business days of the date on which the obligation to make such payment arose in accordance with this Paragraph.

(b)
On the Separation Date, Mr. Dhat will be entitled to payment for accrued but unused vacation time, in the gross amount of eight thousand six hundred fifty three dollars and eighty-five cents ($8,653.85), less required tax withholdings.

4.           Endeavor will continue its health insurance coverage for Mr. Dhat and his immediate family through July 23, 2015, subject to Mr. Dhat’s payment of the normal co-payments.  As of July 23, 2015, Mr. Dhat will be entitled to continue his medical benefits at his own expense pursuant to COBRA, and he will receive information concerning his COBRA rights by separate correspondence.

5.           Except as otherwise expressly provided for in this Separation Agreement and Release (this “Agreement”), as of the Separation Date, all of Mr. Dhat’s rights and benefits associated with (i) his employment with Endeavor IP or any of its subsidiaries and (y) his position as Chairman of the Board of Directors will cease.

6.           Mr. Dhat agrees and acknowledges that he has sole responsibility for any taxes that may be determined to be due and owing as a result of any payment or other benefit provided to him pursuant to this Agreement.  Mr. Dhat agrees to save, indemnify, and hold Endeavor IP harmless with respect to any tax assessment or determinations relating to the payment of any amounts set forth in this Agreement.

7.           As of the Separation Date, the Employment Agreement, dated as of January 3, 2014, between Endeavor IP and Mr. Dhat (the “Original Employment Agreement”) shall be terminated.  The Original Employment Agreement is attached hereto as Exhibit A.  Notwithstanding the termination of the Original Employment Agreement, Mr. Dhat will continue to be bound by the provisions of Section 8 of the Original Employment Agreement.

8.           As of the Separation Date, the Amendment to the Employment Agreement, dated as of November 7, 2014, between Endeavor IP and Mr. Dhat (the “Employment Agreement Amendment”) shall be null and void in full with the exception of Sections 8, 9, 10, and 11.  The Employment Agreement Amendment is attached hereto as Exhibit B.   For the avoidance of doubt, effective as of the Separation Date, (i) Mr. Dhat will not be subject to any non-competition or non-solicitation covenants and (ii) Endeavor IP will not have the clawback rights set forth in Section 10 of the Original Employment Agreement.

9.           Notwithstanding anything set forth in the Original Employment Agreement, the Employment Agreement Amendment or any action taken by the Board of Directors, all equity grants made to Mr. Dhat which have not vested as of the Separation Date (including, without limitation, share awards, shares of restricted stock and performance shares) shall be null and void in full.  Mr. Dhat shall retain all equity grants made to him, which have vested as of the Separation Date.  Notwithstanding the terms of Endeavor IP’s 2013 Equity Incentive Plan, the exercise period for all such stock options shall expire on the Separation Date.  For and in consideration of the additional payments or potential payments specified in Paragraphs 2 through 3 above:

(a)            Mr. Dhat, and his attorneys, heirs, executors and assigns specifically release Endeavor IP and each and every officer, agent, board member, partner, member, shareholder, attorney, employee, successor, assign, executor, administrator, heir, affiliate and division, and any parent, subsidiary or affiliated business entity thereof, from any and all actions, causes of action, claims made, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, and demands whatsoever, in law or equity, whether known or unknown, to be made or which might have been made of any nature or kind from the beginning of time, through the Separation Date, including, but not limited to, from and against any and all liabilities, claims, grievances, demands, charges, complaints, actions and causes of action whatsoever (collectively, “Claims”) and including but not limited to, any and all Claims arising under or pursuant to the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq.; the Civil Rights Act of 1991, 42 U.S.C. 1981(a) et seq.; the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.); New York Human Rights Law; including but not limited to any claim for wrongful discharge in violation of public policy and all other federal, state or local statutes, which are or may be based upon any facts, acts, conduct, representation, omissions, claims, events, causes, matters or things of any conceivable kind or character existing or occurring at any time on or before the Separation Date of this Agreement, and claims for back pay, front pay, vacation pay, sick pay, bonuses, profit sharing, proceeds from settlements, liquidated damages, compensatory damages, punitive damages, liabilities, suits, costs, expenses and compensation in any form, including attorneys’ fees, for reinstatement, or any other form of compensation or benefits not expressly promised or preserved to Mr. Dhat herein, except for claims for breach of this Agreement.

(b) Except for the amounts to which Mr. Dhat is entitled pursuant to this Agreement, Mr. Dhat agrees to forego all amounts owed to him by Endeavor IP (whether such amounts became owed to Mr. Dhat pursuant to an agreement with Endeavor IP, action by the Board of Directors or otherwise).  Without limiting the generality of the foregoing, Mr. Dhat specifically agrees to forego: (i) one hundred fifty thousand dollars ($150,000) in earned bonus  for 2013; (ii) eighteen thousand seven hundred fifty dollars ($18,750) owed from the settlement with Elster Solutions, LLC; (iii) thirty seven thousand five hundred dollars ($37,500) owed from the settlement with Leviton Manufacturing Co. Inc.; (iv) fifty thousand dollars ($50,000) owed from the settlement with EnergyHub, Inc.; (v) any other entitlement relating to the proceeds of settlements of intellectual property disputes entered into by Endeavor IP; and (vi) any additional severance benefits not provided herein, whether cash or otherwise, upon the termination of his employment.

(c)  This Agreement does not prevent Mr. Dhat from providing truthful information to any governmental agency or participating in any governmental investigation or proceeding.  Mr. Dhat understands and agrees, however, that he is waiving any right to monetary relief or other personal relief as a result of any such government proceedings or any subsequent legal action brought by any governmental agency.

10.           Except for the obligations under this Agreement, Endeavor IP and its officers, directors, agents, employees, administrators, successors and assigns hereby each release and discharge Mr. Dhat, and his attorneys, heirs, executors and assigns, in their respective capacities as such, from any and all actions, causes of action, claims made, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims and demands whatsoever, in law or equity, whether known or unknown, to be made or which might have been made of any nature or kind from the from the beginning of time, through the Separation Date.

11.           Mr. Dhat will, without receiving additional compensation, fully and completely cooperate with Endeavor IP to the extent that such cooperation does not materially and unreasonably interfere with his subsequent employment, with respect to matters that relate to Mr. Dhat’s period of employment, in all investigations, potential litigation or litigation in which Endeavor IP is involved or may become involved. Endeavor IP will reimburse Mr. Dhat for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

12.           Mr. Dhat specifically confirms that he has returned all Endeavor IP property to Endeavor IP and agrees that he has not nor will he take any action or engage in any conduct which is detrimental to or adversely affects the interests of Endeavor IP.

13.           Mr. Dhat agrees that this Agreement is not an admission of guilt or liability or wrongdoing of any kind on the part of Endeavor IP under any state, federal or local law, whether statutory or common law, or pursuant to regulation or executive order.  In addition, there is no admission by Endeavor IP of guilt or liability or wrongdoing of any kind under any state, federal or local law, whether statutory or common law, or pursuant to regulation or executive order.

14.           Except to the extent required or compelled by law, legal process, or subpoena, Mr. Dhat agrees that he will not disparage any member of the Endeavor Group (as defined below), or make or solicit any comments, statements, or the like (whether written or oral) to the media or to third parties which may (x) be considered derogatory or detrimental to the good name or business reputation of Endeavor IP or its current or former employees, officers, directors, board members, agents, representatives and/or affiliates (collectively, the “Endeavor Group”) or (y) reflects negatively on the Endeavor Group, or solicit or encourage others to do any of the foregoing. Except to the extent required or compelled by law, legal process, or subpoena, Endeavor IP agrees that it will not disparage Mr. Dhat or make or solicit any comments, statements, or the like (whether written or oral) to the media or to third parties which may (x) be considered derogatory or detrimental to the good name or business reputation of Mr. Dhat or (y) reflect negatively on Mr. Dhat, or encourage or solicit others to do any of the foregoing.

15.           Notwithstanding any other provision of this Agreement, Mr. Dhat shall be entitled to indemnification per the Indemnification Agreement, dated January 3, 2014 between Endeavor IP and Mr. Dhat.

16.           Failure to insist upon strict compliance with any terms, covenants, or conditions of the Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power in this Agreement at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

17.           This Agreement has been duly authorized, executed and delivered by each party.  This Agreement constitutes a valid legal obligation of each party enforceable against him or it, as the case may be, in accordance with its terms.

18.           This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York, without regard to conflicts of law principles.  Mr. Dhat and Endeavor IP irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County of New York for any action, suit, or proceeding arising out of or relating to this Agreement.

19.           If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and fully enforceable and the parties shall request that such court substitute a provision that is valid and enforceable that effects the original economic intent of such invalid or unenforceable provision.

20.           This Agreement may not be modified or amended in any manner, except by an instrument in writing signed by both parties to this Agreement.

21.           This Agreement is a complete and total integration of the understanding of the parties and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings and discussions with respect to the subject matter of this Agreement.

22.           Mr. Dhat represents and warrants that no promise or inducement has been offered or made except as set forth herein and that this Agreement is executed without any reliance upon any other statement or representation by Endeavor IP or any person acting on its behalf.

23.           Both Mr. Dhat and Endeavor IP agree that (i) they will not, either directly or indirectly, expressly or implicitly communicate, make known, or divulge to any person or agency who is not a signatory to this Agreement the terms of this Agreement, except to the extent required by law, rule or regulation (including, for the avoidance of doubt, the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission promulgated thereunder) and (ii) in the event Endeavor IP issues a press release announcing the resignation of Mr. Dhat, the content of such press release shall be approved by both parties (it being agreed, for the avoidance of doubt, that nothing in this Agreement shall obligate Endeavor to issue any such press release).

24.           Mr. Dhat agrees that should this Agreement be set aside or found not to prevent further administrative or judicial proceedings brought by him or on his behalf against Endeavor IP, all sums paid to Mr. Dhat hereunder will be immediately returned to Endeavor IP upon commencement of any such proceeding.

25.           Violation of the terms of this Agreement by Mr. Dhat shall entitle Endeavor IP to injunctive relief in addition to any other damages which may be appropriate, including, but not limited to, the recovery of attorneys’ fees incurred in establishing the violation. Violation of the terms of this Agreement by Endeavor IP shall entitle Mr. Dhat to injunctive relief in addition to any other damages which may be appropriate, including, but not limited to, the recovery of attorneys’ fees incurred in establishing the violation.

26.           Mr. Dhat’s signature below acknowledges he is knowingly, voluntarily and willingly executing this Agreement and that no coercion and no duress exists which forced him to execute this Agreement.

IN WITNESS WHEREOF, each of the undersigned has executed this Separation Agreement and Release as of this 23rd day of January, 2015.

ENDEAVOR IP, INC.

/s/ Ravinder Dhat                          By: /s/ Andrew Uribe
Ravinder S. Dhat                                  Name: Andrew Uribe
                                                                Title: Director
Date: January 23, 2015                         Date:  January 23, 2015

Exhibit A

THE EMPLOYMENT AGREEMENT WAS FILED AS EXHIBIT 10.1 TO THE COMPANY’S FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 2014.

Exhibit B

THE AMENDMENT TO EMPLOYMENT AGREEMENT WAS FILED AS EXHIBIT 10.1 TO THE COMPANY’S FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 2014.